Exhibit 10.1

AMENDMENT AGREEMENT TO THE SENIOR EXECUTIVE EMPLOYMENT

AGREEMENT DATED 1st JANUARY, 2010

This Amendment Agreement is made as of the 29th day of March, 2012 by and between iGATE Technologies, Inc., a company incorporated in the Commonwealth of Pennsylvania with its registered office at 1004 McKee Road, Oakdale, PA 15071 and its principal office at 6528 Kaiser Drive, Fremont, CA 94555 (“iGATE”) and Phaneesh Murthy aged 48 years and residing at 33245, Lark Way, Fremont California 94555, USA (“Executive”).

WHEREAS, iGATE and the Executive have entered into a Senior Executive Employment Agreement dated the 1st day of January, 2010 relating to the employment of the Executive as the Chief Executive Officer of iGATE (the “Employment Agreement”);

WHEREAS, iGATE and the Executive desire to amend the Employment Agreement to be effective from January 01, 2012 in the manner set forth in this Amendment Agreement; and

WHEREAS, iGATE had revised and modified the Executive’s annual salary and compensation effective January 1, 2011 in accordance with the recommendations of the Compensation Committee duly approved by the iGATE Board.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties to this Amendment Agreement hereby agree as follows:

1.	The Executive’s annual salary and compensation shall stand revised as set forth below, such revision to be effective and come into force on January 1, 2012.

2.	The following Sections and Items of the Employment Agreement shall be amended and restated in their entirety as set forth below:

10. Termination.

(a)	Involuntary Termination. iGTI may terminate Executive’s employment with or without cause under the following conditions:

(i)

With Cause. iGTI may, immediately and without notice, terminate Executive from employment with Cause. “Cause” means (i) the commission of a crime involving moral turpitude, theft, fraud or deceit; (ii) conduct that has an adverse effect on the Company’s reputation, (iii) substantial or continued unwillingness to perform duties as reasonably directed by the board of directors of iGTI; (iv) gross negligence or deliberate misconduct; or (v) any material breach of Section 6 and any breach of Sections 2, 3, 7, 8, 9, or 13 of this Employment Agreement, or the Confidential Information and Intellectual Property Protection Agreement. Executive acknowledges that he has continuing obligations under this Employment Agreement including, but not limited to Sections 7, 8, and 9, in the event that he is terminated with Cause.

(ii)	Without Cause. iGTI may, for any or no reason, terminate Executive at any time without Cause. If Executive is not provided with at least 12 months’ advance written notice of termination, he will be entitled to severance pay in an amount equal to his prevailing Annual Base Salary in effect on the date of termination plus Annual Performance Based Incentive as per Company Policy. Severance pay under this Section 10(a)(ii) is conditioned upon Executive first signing an agreement and release of all claims against the Company in accordance with the Company’s policies, as amended from time to time. The signed release must be effective and irrevocable no later than January 31st of the year after the year in which the termination occurs. All severance payments under this Section 10(a)(ii) will be made by March 15th of the year after the year in which the termination occurs. Executive acknowledges his continuing obligations under this Employment Agreement including, but not limited to Sections 7, 8 and 9, in the event that Executive is terminated without Cause.

(b)	Voluntary Termination. Executive may terminate his employment by giving not less than twelve (12) months prior written notice of his intention to terminate; provided, however, that iGTI may decide to end his employment at any time during those twelve (12) months, upon payment to Executive of the salary due to Executive for the remainder of the said twelve (12) months notice period based on Executive’s Annual Base Salary in effect on the date of termination, which payment will be made by March 15th of the year after the year in which the termination occurs. Executive acknowledges his continuing obligations under this Employment Agreement including, but not limited to Sections 7, 8 and 9, in the event that Executive terminates his employment with iGTI.

(c)	Term of Agreement. This Agreement will terminate on December 31, 2014.

Item 1 of Attachment A to the Employment Agreement:

“Annual Base Salary: Annual Base Salary of US $500,000 (US Dollars Five Hundred Thousand Only) for 2010; Annual Base Salary of US $1,000,000 (US Dollars One Million Only) for 2011; Annual Base Salary of US $1,000,000 (US Dollars One Million Only) effective January 1, 2012.

Item 2 of Attachment A to the Employment Agreement:

“Annual Performance Based Incentive: Annual Performance Based Incentive of US $540,000 for 2010; Annual Performance Based Incentive of US $880,000 for 2011. Annual Performance Based Incentive up to US $600,000 effective January 1, 2012 based on the performance criteria determined by the Compensation Committee. The

Compensation Committee may, at their discretion based upon a review of the performance of the Company and the contribution of the Executive therein, revise the Annual Performance Based Incentive to a higher amount not exceeding two times the maximum Annual Performance Based Incentive fixed for the year. The Annual Performance Based Incentive to be quantified and to be paid quarterly, half yearly or annually as the Compensation Committee may determine.”

3.	Except as stated above, all other terms and conditions contained in the Employment Agreement shall remain unaltered and shall continue to be in force as earlier.

4.	This Amendment may be executed in counterparts, each of which shall constitute an original and both of which together shall constitute one and the same agreement.

5.	All capitalized terms used herein but not defined herein shall have the meaning given to such terms in the Employment Agreement.

6.	This Amendment Agreement may not be modified or waived except in writing executed by both parties to this Amendment.

7.	This Amendment Agreement shall be governed by the laws of the State of California, without giving effect to the conflict of laws provisions thereof.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment Agreement to be executed as of the day and year first hereinabove written.

iGATE Technologies, Inc.		Executive

By:	/s/ Mukund Srinath	/s/ Phaneesh Murthy
Name:	Mukund Srinath	Phaneesh Murthy
Title:	Corporate Secretary